EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-68592, 333-88384) and on Form S-8 (Nos. 033-37690, 003-46097, 333-67391) of Cummins Inc. of our report dated February 26, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Indianapolis, IN
February 26, 2007